Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post-Effective Amendment No. 2 to the Registration Statement, as amended (Form F-3 No. 333-242425) of Gol Linhas Aéreas Inteligentes S.A. and in the related Prospectus of our reports dated March 21, 2023, with respect to the consolidated financial statements of Gol Linhas Aéreas Inteligentes S.A., and the effectiveness of internal control over financial reporting of Gol Linhas Aéreas Inteligentes S.A., included in the Annual Report (Form 20-F) of Gol Linhas Aéreas Inteligentes S.A for the year ended December 31, 2022.

/s/ Ernst & Young Auditores Independentes S/S Ltda.

Sao Paulo, Brazil

March 24, 2023